Exhibit 99.1

News Release

Investor Relations Contact:	Nicole Russell	Media Contact:	Roger Hoadley
	VP, Investor Relations		VP, Communications
	(913) 236-1880		(913)236-1993

Scupham Named President of Ivy Distributors, Inc.

Appointment leads management restructuring of distribution entity

Overland Park, KS, Apr. 18, 2018 — Waddell & Reed Financial, Inc. (NYSE: WDR)  has appointed firm veteran Amy Scupham, CFA, as president of Ivy Distributors, Inc. (IDI), the distributor of Ivy Funds® mutual funds and the financial products and services offered by its affiliates, including Ivy Investment Management Company, an SEC registered investment advisor.

Scupham takes over for Nikki Newton, who is stepping down from his role at the company, but who will be available through May 15, 2018, to assist Scupham with the transition of his responsibilities.

“Amy is a talented distribution professional with the focus and expertise to continue raising the bar for the level of service and breadth of distribution Ivy Distributors provides,” said Philip J. Sanders, Chief Executive Officer and Chief Investment Officer of Waddell & Reed Financial, Inc. “She has been instrumental in the development of the company’s distribution strategy and is well-positioned to lead us in continuing to execute on that strategy.”

Scupham, a 20-year industry veteran, will lead wholesale and institutional distribution, sales and product development, as well as manage strategic relationships. She joined the Waddell & Reed organization in 2008 and has held roles in institutional sales and consultant relations, most recently serving as chief operating officer of Ivy Distributors, Inc. She had a key role in building alignment with the firm’s investment management division, while creating a centralized sales operations function focused on prescribed sales processes, training, reporting, and systems.

Scupham’s appointment completes a management restructuring at IDI, which also includes the appointment of a national sales manager, a new chief operating officer to fill Scupham’s previous role, and a recently appointed head of the Professional Buyer’s Group. Each of them join the head of Product Management in reporting to Scupham, as follows:

•                  Marlene Alexander, a firm veteran who joined IDI in 2003, has been named National Sales Manager. A 26-year industry veteran, Alexander will head the national sales channel, including directing the firm’s National Accounts group, external wholesaling efforts and oversee the internal sales desk. Alexander joined IDI as an external wholesaler and most recently was Eastern Divisional Sales Manager.

•                  David Borberg, head of Product Management and Development. Borberg has been with Ivy since 2003 and is a 22-year industry veteran. He oversees product management, product research and product development.

•                  Grant Cleghorn in February was named head of the Professional Buyers Group, a new role at the firm. A 19-year industry veteran, Cleghorn brings experience from several major asset managers. With IDI, he oversees institutional sales and consultant relations, RIA (registered investment advisors), DCIO (defined contribution investment only) sales, and insurance sales

•                  Kirby DeMoss is appointed Chief Operating Officer. A 17-year industry veteran, DeMoss will oversee Sales Operations and Business Development and Analytics. He joined IDI in 2006 as an internal wholesaler and most recently was senior vice president, head of Sales Operations and Business Development.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and financial planning services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our broker-dealer channel (through independent financial advisors), and our Institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships). For more information, visit ir.waddell.com.

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus, or if available, a summary prospectus, containing this and other information for any of the mutual funds managed by Ivy Investment Management Company, call your financial advisor or visit www.waddell.com or www.ivyinvestments.com. Please read the prospectus or summary prospectus carefully before investing.  Investment return and principal value will fluctuate, and it is possible to lose money by investing. Past performance is not a guarantee of future results.